HARVEST NATURAL RESOURCES ANNOUNCES
PDVSA PAYMENT DELAYED

HOUSTON, TX (June 13, 2005) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced that Harvest Vinccler, C.A., its 80 percent owned Venezuelan subsidiary (HVCA) will experience a further delay in the payment for 2005 first quarter deliveries of oil and gas to Petroleos de Venezuela, S.A. (PDVSA). A payment in the amount of $64 million was due on May 31st, and officials from PDVSA had assured HVCA that payment would be received during the week ending June 10th. HVCA has been informed by PDVSA that an agreement on the payment process to pay its contractors has been reached between PDVSA and the Venezuelan Central Bank. The Company understands that other oil and gas service contractors doing business in Venezuela have similarly had their payments delayed.

Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, “We are disappointed with the delay, particularly in the face of repeated assurances from senior PDVSA executives. We will preserve all of our options for recovery in accordance with our contract. We remain hopeful and committed to finding a mutually satisfactory resolution to all issues with PDVSA and to the migration of our current agreement to a mixed company structure under the Organic Hydrocarbon Law.”

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent oil and gas development and production company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Amanda Koenig
Investor Relations
(281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”